Exhibit 10.12
SEPARATION AND RELEASE AGREEMENT

As a result of the separation of employment between the individual listed on the last page of this Separation and Release Agreement (“You” or “Employee”) and Synalloy Corporation (including its parents, divisions, affiliates, holding companies, owners, subsidiaries, predecessors, successors, employees, officers, shareholders, and directors) (“Company”), you and the Company enter into the following Separation and Release Agreement (“Agreement”) and acknowledge and agree as follows:

1.    You acknowledge that the Company is allowing you at least twenty-one (21) days from your receipt of this Agreement in which to consider and sign it. If you do not sign and return the Agreement without modification to Doug Tackett at the address listed below in Paragraph 8 within the time specified in Paragraph 2, the Company’s offer shall expire.

2.    Your employment with the Company will terminate effective August 27, 2021 (“Termination Date”). The earliest date that you may execute this Agreement to memorialize your acceptance of its terms is at the end of your workday on the Termination Date. The latest date that you may execute this agreement is twenty-one (21) days from your receipt of this Agreement.

3.    Severance.

a.    Upon the execution of this Agreement (which is a condition precent to your right to receive the benefits set forth herein, and as consideration for this Agreement, the adequacy of which you acknowledge, the Company agrees to pay to you the following amounts (collectively “Severance”) in accordance with the terms of your employment agreement (“Employment Agreement”) dated February 5, 2021: i) a pro rata portion of your 2021 Incentive Plan (as approved by the Board of Directors and/or the Compensation Committee of the Board of Directors) at the target level in the gross amount of $138,667.00; ii) three quarters (0.75) times your current base salary as severance pay in the total gross amount of $240,000.00, less applicable deductions, which will be paid to you over the course of nine (9) months in accordance with the Company’s normal payroll schedule; iii) one half (0.5) times the average of the two (2) most recent Cash Incentive payments and Equity Incentive awards you received in the gross amount of $103,223.00, which payment shall be made to you in a lump sum within (90) days following termination; iv) a lump sum payment equal to the cost of COBRA health insurance premiums (for currently enrolled medical and dental policies and coverages) for twelve (12) months following the date of termination in the gross amount of $16,142.50; and v) immediate vesting of 100% of any previously granted and unvested equity awards.

b.    Nothing in this Agreement adversely affects any right you may have to: (i) base pay earned by you through the Termination Date, and you shall be paid all such pay regardless of whether you sign this Agreement; (ii) earned, unused vacation, where payout upon termination is required by state law, which will be paid by the Company in your final pay check following the Termination Date; (iii) reimbursement for approved business expenses incurred by you through the Termination Date for which you have not been reimbursed; (iv) continued medical, dental and vision insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law; and (v) vested retirement benefits to which you are entitled as of the Termination Date pursuant to the terms of any Company retirement benefit plan(s) or applicable laws. Other than the Severance Pay and the other items discussed in this Paragraph 3, you acknowledge and agree that the Company has no further financial obligations to you.

c.    The Company will not contest any claim you may file with the state for unemployment benefits.

4.     Each party agrees that it will not make or cause to be made any oral or written statements that are derogatory, defamatory, disparaging or harmful concerning the other party, including as to Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company and/or its employees.

5.    Release.

a.    In consideration of this Agreement and all payments and benefits to be paid or accorded to you under this Agreement, you waive all claims, both known and unknown, and release, quitclaim unto, demise unto, and discharge the Company and its past and present respective parents, affiliates, subsidiaries, employee benefit plans, directors and officers, fiduciaries, employees, agents, attorneys, successors and assigns, in their individual, official and corporate capacities (“Released Parties”), from any and all demands, commissions, bonuses, wages, salaries, debts, sums of money, accounts, damages, financial information, liabilities, rights of reinstatement, actions, causes of action, and/or suits at law or in equity, of any kind or nature whatsoever, whether known or not now known or hereafter arising, including, but not limited to (1) those arising from, relating to, or in connection with any acts or omissions related to any matter at any time prior to and including the date of your execution of this Agreement, and (2) those arising from, relating to, or in connection with your employment with or separation from the Company, from the beginning of time up to and including the date of your execution of this Agreement. The claims you are releasing and waiving include, but are not limited to, any claims which you may have under any contract or policy, whether such policy is written or oral, express or implied; demands and causes of action for any alleged violation of any federal, state or local statutes, ordinances or common laws, including but not limited to the Age Discrimination in Employment Act, or on the basis of my race, sex, or any other basis in violation of the Americans with Disabilities Act, the Rehabilitation Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. 1981, or any other local, state, or federal law or regulations related to unlawful employment discrimination, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, ERISA; tortious or contractual wrongful discharge or conduct; breach of the covenant of good faith and fair dealing; violation of public policy; tortious interference with contract or prospective business relations; intentional or negligent infliction of emotional distress; claims for personal injuries; claims pursuant to any state's worker's compensation law; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; defamation-libel-slander; failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort; and harassment, retaliation or discrimination on the basis of race, color, national original, religion, sex, sexual preference, age, handicap or disability, veteran's status, or any other status protected by law; and any other state or local civil, labor, pension, wage-hour or human rights law, and any claim for costs or attorney’s fees.

You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement. If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class. You hereby acknowledge that you may hereafter discover facts different from or in addition to those that you now know or believed to be true when you expressly agreed to assume the risk of the possible discovery of additional facts, and you agree that this Agreement will be and remain effective regardless of such additional or different facts.

By signing this Agreement, you confirm your intent that the release contained herein to be a general release of any and all claims to the fullest extent permissible by law. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your rights as discussed in Paragraph 3.b., or (iii) any claims that cannot be waived by law.

b.    You understand that nothing contained in this Agreement limits your ability to communicate, cooperate, or file a charge or complaint about possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority, including with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”), provided that in each case such communications and disclosures are consistent with applicable law. You shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. You are not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this section or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the Company’s prior written consent. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Nothing in this Agreement shall affect your rights to engage in concerted activity protected by Section 7 of the National Labor Relations Act.

c.         In consideration of this Agreement, including Employee’s release of the Company set forth in Section 5(a), the Company, on behalf of itself, its parents, subsidiaries, directors, officers, employees, contractors, attorneys, and assigns (collectively, “Company Releasing Parties”), waives all claims, both known and unknown, and releases, quitclaims unto, demises unto, and discharges the Employee and her/his heirs, executives, and assigns (“Employee Released Parties”), from any and all demands, debts, sums of money, accounts, damages, financial information, liabilities, actions, causes of action, and/or suits at law or in equity of any kind or nature whatsoever, whether known or not now known, in connection with any acts or omissions those arising from, relating to, or in connection with your employment with or separation from the Company.

6.    You acknowledge that you have not filed any complaint, charge, claim or proceeding, against any of the Released parties before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. You represent that you have not suffered any job-related wrongs or injuries that you have not previously disclosed to the Company. You further acknowledge that you have been paid all wages and/or commissions owing to you and that you have not worked any hours for which you have not been paid. Except for the obligations and promises set forth in this Agreement, you agree and understand that this Agreement releases the Released Parties from each and every obligation, monetary or otherwise, owed to you now and in the future.

7.    You affirm, covenant, and warrant you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time payments are due under this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences of this paragraph apply. You affirm, covenant, and warrant you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

8.    This Agreement is intended to comply with the Older Workers’ Benefit Protection Act. You acknowledge that you have carefully read and fully understand the provisions of this Agreement. You are releasing rights available to you under the Age Discrimination in Employment Act (ADEA). You are not releasing any rights that may arise under the ADEA after you sign this Agreement. You are advised to consult with an attorney before signing this Agreement. You have no fewer than twenty-one (21) days from the date you received this Agreement to consider it. If you choose to sign this document, you have seven (7) days to change your mind and revoke the agreement. If you choose to revoke the Agreement, you must deliver by email and by certified mail, return receipt requested, written notice of revocation to the attention of Doug Tackett, Chief Legal Officer, at dtackett@synalloy.com. The “Effective Date” of this Agreement shall be on the first day following the expiration of the revocation period.

9.    You and the Company acknowledge that the execution of this Agreement shall not constitute or be construed as an admission of wrongdoing by either party. You acknowledge and agree that you are signing the Agreement voluntarily and without any other promises or agreements from the Company.

10.     Nothing in this Agreement is intended to modify or supersede your obligations under any agreement you signed with the Company requiring you to maintain the confidentiality of its proprietary, confidential, or trade secret information and/or restricting you from unfairly competing with it or soliciting its customers or employees. You likewise agree to keep secret and inviolate all Confidential Information (defined as all confidential or proprietary information concerning the business and affairs of the Company, including without limitation, all trade secrets, know-how and other information generally retained on a confidential basis by the Company concerning its products, methods, know-how, techniques, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and the nature of the Company’s dealings with its employees, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws) which shall have come into your possession, and you will not use the same for your own private benefit, or directly or indirectly for the benefit of others, and you will not disclose such Confidential Information to any other person.

Notwithstanding anything contained herein which may be to the contrary, the term "Confidential Information” does not include any information which at the time of disclosure or thereafter (i) is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by you, (ii) is widely known within the industry in which the Company operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company, or (iii) becomes available to you on a non-confidential basis from a source (other than the Company or a Company employee) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company.

11.    Except as expressly provided in Paragraph 5.b. and this Paragraph 11, you agree that the terms and conditions of this Agreement are and shall be deemed to be strictly confidential and shall not hereafter be disclosed by you to any other person or entity. The only disclosures excepted by this paragraph are (i) as may be required by court order or subpoena, after notice to the Company; (ii) you may disclose the existence of the Agreement and its terms to your attorneys, accountants, tax or financial advisors and to your immediate family members, provided that you make each such person aware of the confidentiality provision of this paragraph; and (iii) to the extent necessary to enforce this Agreement.

12.    You and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes all previous oral or written negotiations or communications between the you and any Released Parties, except as otherwise provided herein, including but not limited to any employment agreement between you and the Company and/or any policy or program providing for severance upon termination of employment. Additionally, nothing in this Agreement is intended to supersede any arbitration agreement you have with the Company and any Released Parties and any post-employment obligations you have to the Company or any Released Parties that restrict your ability to compete with it, solicit its employees and customers, and use and/or disclose its confidential information. If for any reason an arbitrator or court of competent jurisdiction finds any provision of this Agreement or any portion of this Agreement to be unenforceable, such provision will be enforced to the maximum extent permissible so as to implement the intentions of the parties, and the remainder will continue in full force and effect. This Agreement shall be governed, interpreted, and enforced in accordance with the laws of the State of Virginia without giving effect to its conflict of law principles.

Employee acknowledges and warrants that Employee has read and understands the effects of this employment release agreement and executes the same of Employee’s own free will and accord for the purposes and consideration set forth. Employee further acknowledges and warrants to the Company that having carefully read this employment release agreement that Employee fully understands it to be among other things a release of all claims, known or unknown, now existing or which may hereafter accrue that Employee has or may have against the party or parties released arising out of the matters described.

This Agreement may be executed in two counterparts and via facsimile or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

Synalloy Corporation

By:                                Date:
Authorized Representative

                                Date:
Signature of Employee

Sally M. Cunningham
Address: _______________________________
     _______________________________

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